Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Clarivate Plc of our report dated March 10, 2022, except with respect to the effects of the change in composition of reportable segments discussed in Note 22, which is as of December 1, 2022, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Clarivate Plc's Current Report on Form 8-K dated December 1, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 1, 2022

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